EXHIBIT 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS RECORD PRODUCTION AND
2007 FOURTH QUARTER AND YEAR END RESULTS
     NEW YORK, NY, February 13, 2008 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the fourth quarter and year ended December 31, 2007. In 2006, we divested our paper mills and its results are reported separately as discontinued operations.
     The quarter ended December 31, 2007 concluded our best year operationally. As a result of capital and other initiatives, all three of our mills had record annual production and two of the mills set quarterly production records in the fourth quarter. While demand for NBSK pulp was strong throughout the year, price increases were more than offset by the weakening U.S. dollar and higher fiber costs.
Highlights of the 2007 Fourth Quarter
•	Revenues increased by 4% to €167.1 million from €160.5 million in the comparative quarter of 2006, primarily as a result of higher pulp prices. Average NBSK pulp list prices in Europe rose to $850 per ADMT in the quarter from $810 per ADMT in the prior quarter and $730 per ADMT in the fourth quarter of 2006.

•	Our average pulp sales realizations were €512 per ADMT in the fourth quarter of 2007 compared to €520 per ADMT in the third quarter of 2007, as higher prices were more than offset by the weakening U.S. dollar. Average sales realizations in the fourth quarter of 2006 were €480 per ADMT. During the fourth quarter of 2007, the U.S. dollar was weaker relative to both the Euro and Canadian dollar, falling in value by 5% and 6%, respectively, compared to the third quarter of 2007 and 11% and 14% from the fourth quarter of 2006.

•	Fiber prices, on average, were relatively unchanged from the third quarter but were approximately 10% higher than the fourth quarter of 2006.

•	Operating EBITDA in the current quarter decreased to €37.2 million from €50.2 million in the comparative quarter in 2006 as higher productivity and improved prices were more than

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•	offset by higher fiber costs and the weakening U.S. dollar. For a definition of Operating EBITDA, see page 6 of this press release, and for a reconciliation of net income from continuing operations to Operating EBITDA, see page 7 of the financial tables included in this press release.

•	Net income was €7.2 million, or €0.20 per basic and €0.18 per diluted share, in the current quarter which included unrealized gains on our derivatives and foreign currency denominated long-term debt of €5.1 million, compared to net income of €21.5 million, or €0.63 per basic and €0.50 per diluted share, in the same period of 2006 which included gains on our derivatives and foreign currency denominated long-term debt of €38.6 million.
Highlights of 2007
•	Revenues in 2007 increased by approximately 13% to €704.4 million from €624.0 million in 2006, primarily as a result of higher pulp prices and increased sales volumes. Average list prices for NBSK pulp in Europe increased to $800 per ADMT in 2007 from $680 per ADMT in 2006.
•	Our average pulp sales realizations increased to €516 per ADMT in 2007 from €465 per ADMT in 2006 as higher pulp prices were partially offset by the weakening U.S. dollar. In 2007, the U.S. dollar decreased in value by approximately 8% and 5% against the Euro and the Canadian dollar, respectively, compared to 2006.
•	On average, fiber costs increased by approximately 29% in 2007 from 2006.
•	Operating EBITDA decreased by 15% to €126.2 million in 2007 from €148.3 million in 2006 as improved pricing, sales and productivity were more than offset by the weakening U.S. dollar and higher fiber costs. For a definition of Operating EBITDA, see page 6 of this press release and for a reconciliation of net income to Operating EBITDA, see page 7 of the financial tables included in this press release.
•	Net income decreased to €22.2 million, or €0.61 per basic and €0.58 per diluted share, in 2007, which included gains on our derivatives and foreign currency denominated long-term debt of €31.3 million, compared to net income of €63.2 million, or €1.90 per basic and €1.58 per diluted share, in 2006, which included a net gain on our derivatives and foreign currency denominated long-term debt of €121.1 million.

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President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated: “We are generally pleased with our operating performance during the year. Our record production reflected both capital projects initiated two years ago and our continual management focus on productivity and efficiency.” He added:
•	“All three mills achieved record production in the year and two of the mills achieved quarterly records in the fourth quarter. Focused capital expenditures and other measures at our mills are complete and their efficiency benefits have met our expectations.
•	Pulp markets continued to strengthen in the final quarter of 2007, ending a year of continual price increases resulting from both strong demand and a weakening U.S. dollar. Based upon the current demand levels we are seeing in the market and historically low inventory levels, we believe that there will be continued upward pressure on pricing into the first part of 2008.
•	After rising in the first half of 2007, prices for fiber were relatively stable in the second half. We currently expect that the sharp deterioration in North American and European lumber markets will continue to constrain residual fiber supply in 2008, particularly in British Columbia. We believe however that demand for fiber from other manufacturers in Europe has begun to decline and this may have a dampening effect on European pricing pressure created by the weak lumber markets.
•	During the year, energy production was a considerable focus area for us. In 2007, we sold more surplus energy than at any time in our history by increasing the value of our sales of surplus power by approximately 9% compared to 2006. We are pursuing several initiatives to try to enhance this core strength in 2008.”
     Mr. Lee concluded: “With our mills running at historically high levels, we are well positioned to take advantage of the NBSK pulp price momentum and stabilizing fiber prices in 2008, although further weakness in the U.S. dollar will adversely impact our sales realizations and margins.”

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Summary Selected Highlights

	Q4	Q3	Q4	Year	Year
	2007	2007	2006	2007	2006
	(in millions of Euro, except where otherwise stated)
Revenues	€167.1	€191.1	€160.5	€704.4	€624.0
Operating income from continuing operations	22.7	21.5	36.2	69.6	92.5
Operating EBITDA(1)	37.2	35.8	50.2	126.2	148.3
Unrealized gain (loss) on derivative instruments	1.4	(5.7)	33.1	13.5	109.4
Interest expense	15.1	18.6	23.2	71.4	91.9
Foreign exchange gain on debt and distributions.	3.7	4.6	3.8	11.0	15.2
Net income from continuing operations	7.3	10.7	28.6	22.4	69.2
Net income per share from continuing operations
Basic	€0.20	€0.30	€0.85	€0.62	€2.08
Diluted	€0.18	€0.26	€0.66	€0.58	€1.72

(1)	For a definition of Operating EBITDA, see page 6 of this press release and for a reconciliation of net income (loss) to Operating EBITDA, see page 7 of the financial tables included in this press release.

	Q4	Q3	Q4	Year	Year
	2007	2007	2006	2007	2006
Pulp Production (‘000 ADMTs)	370.1	361.0	328.9	1,404.7	1,302.3
Pulp Sales (‘000 ADMTs)	322.9	363.5	344.4	1,352.6	1,326.4
NBSK pulp list price in Europe (US$/ADMT)	850	810	730	800	680
Average pulp sales realizations (€/ADMT).	512	520	480	516	465
Average Spot Currency Exchange Rates:
€ / $(1)	0.6901	0.7268	0.7750	0.7294	0.7962
C$ / $(1)	0.9818	1.0446	1.1393	1.0740	1.1344
C$ / €(2)	1.4230	1.4367	1.4706	1.4690	1.4244

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.
(2)	Average Bank of Canada noon spot rate over the reporting period.
Three Months Ended December 31, 2007 Compared to Three Months Ended December 31, 2006
     Revenues for the three months ended December 31, 2007 increased by 4% to €167.1 million from €160.5 million in the comparative period of 2006, primarily due to higher pulp prices, partially offset by an 11% and 14% weakening of the U.S. dollar versus the Euro and the Canadian dollar, respectively. List prices for NBSK pulp in Europe were approximately €587 ($850) per ADMT in the fourth quarter of 2007, €589 ($810) per ADMT in the third quarter of 2007 and approximately €566 ($730) per ADMT in the same period last year. Pulp sales volume decreased to 322,900 ADMTs in the fourth quarter of 2007 from 344,400 ADMTs in the comparative period of 2006. Average pulp sales realizations increased to €512 per ADMT in the fourth quarter of 2007 from €480 per ADMT in the fourth quarter of 2006, primarily as a result of higher pulp prices.
     Costs and expenses in the fourth quarter of 2007 increased to €144.4 million from €124.3 million in the comparative period of 2006, primarily as a result of higher fiber costs and a credit in 2006 of €13.0 million for previously accrued wastewater fees.

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     Sales of emission allowances provided a contribution to income of €3.9 million and €2.4 million in the fourth quarter of 2007 and 2006, respectively.
     After rising during the first half of 2007, fiber prices stabilized in the fourth quarter of 2007, but remained on average at elevated levels when compared to the same period a year ago. Our fiber costs in Germany in the fourth quarter of 2007 and 2006 were virtually unchanged. Fiber costs for our Celgar mill however were more heavily impacted by the weak North American housing markets and have experienced significant inflation. On average, our fiber costs increased by approximately 10% in the last quarter of 2007 from the same period of 2006. While pulp wood supply is generally available, the deterioration of the housing and lumber markets in North America is reducing sawmilling activity and residual chip supply which is expected to keep fiber costs at relatively high levels.
     For the fourth quarter of 2007, operating income from continuing operations decreased by approximately 37% to €22.7 million from €36.2 million in the comparative quarter of 2006, as higher pulp prices and improved production were more than offset by exchange rates and higher fiber costs.
     Interest expense in the fourth quarter of 2007 decreased to €15.1 million from €23.2 million in the comparative quarter of 2006, primarily due to a lower level of borrowing and the absence of premiums associated with our cross-currency swaps which were settled in the first quarter of 2007.
     We recorded unrealized gains of €5.1 million on our interest rate derivatives and foreign currency denominated debt at the end of the current quarter as a result of an increase in long-term interest rates and the weaker U.S. dollar, compared to gains of €38.6 million on our derivatives and foreign currency denominated debt in the same quarter of last year, of which a €1.7 million gain was realized upon the settlement of foreign currency swaps.
     In the fourth quarter of 2007, minority interest, representing the minority shareholder’s interest in the Stendal mill, was €0.5 million, compared to €7.9 million in the same quarter of last year.

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     We generated “Operating EBITDA” of €37.2 million and €50.2 million in the three months ended December 31, 2007 and 2006, respectively. Operating EBITDA is defined as operating income (loss) from continuing operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income to Operating EBITDA, see page 7 of the financial tables included in this press release.
     We reported net income from continuing operations for the fourth quarter of 2007 of €7.3 million, or €0.20 per basic and €0.18 per diluted share, as compared to net income from continuing operations of €28.6 million, or €0.85 per basic and €0.66 per diluted share in the fourth quarter of 2006.
     In the fourth quarter of 2007, net income was €7.2 million, or €0.20 per basic and €0.18 per diluted share. In the same quarter in 2006, net income was €21.5 million, or €0.63 per basic and €0.50 per diluted share.
Year Ended December 31, 2007 Compared to Year Ended December 31, 2006
     Revenues for the year ended December 31, 2007 increased by approximately 13% to €704.4 million from €624.0 million in 2006, primarily as a result of higher pulp prices which were partially offset by an 8% and 5% weakening of the U.S. dollar versus the Euro and the Canadian dollar, respectively. List prices for NBSK pulp in Europe were approximately €584 ($800) per ADMT in 2007, compared to approximately €541 ($680) per ADMT in 2006. Average pulp sales realizations increased to €516 per ADMT in the year ended December 31, 2007, from €465 per ADMT in 2006, primarily as a result of higher pulp prices.

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     Costs and expenses increased to €634.8 million in 2007 from €531.5 million in 2006, primarily as a result of higher fiber costs and higher volumes.
     Weak markets for emission allowances in 2007 resulted in the contribution to income from such sales decreasing to €4.6 million, compared to €15.6 million in 2006. Partially offsetting this was a 9% increase in sales of surplus energy in 2007 compared to 2006.
     Overall fiber costs increased by approximately 29% compared to 2006 as a result of both a supply imbalance and increased demand. In Germany, the supply imbalance resulted from low harvesting levels in late 2005 and 2006 which were not made up during the course of the year. Increased demand in Germany resulted from a higher consumption of wood residuals by renewable energy suppliers. A strong European lumber market and the severe winter storm at the beginning of 2007 provided some marginal price relief in the latter part of the year. Fiber costs at our Celgar mill were also higher in 2007 compared to 2006 due to reduced North American sawmill activity as a result of weakness in U.S. housing construction. Fiber costs at our Celgar mill were relatively stable over the last half of 2007, due to supply optimization and the currency impact on the mill’s U.S. sourced fiber.
     In 2007, operating income from continuing operations decreased to €69.6 million from €92.5 million in 2006 as higher pulp prices, sale volumes and surplus energy sales were more than offset by higher fiber costs, the weakening U.S. dollar and the reduction in sales of emission allowances.
     Interest expense in 2007 decreased to €71.4 million from €91.9 million in the comparative period, primarily due to a lower level of borrowing and the absence of premiums associated with our cross-currency swaps which were settled in the first quarter of 2007.
     We recorded gains of €31.3 million on our derivatives and foreign currency denominated long-term debt for the year ended December 31, 2007 as a result of an increase in long-term interest rates and the weaker U.S. dollar, and realized a €6.8 million gain upon the settlement of foreign currency swaps. In 2006, we recorded a net gain of €121.1 million on our derivatives and foreign currency denominated long-term debt, of which a €3.5 million loss was realized upon the settlement of foreign currency swaps.
     In 2007, minority interest, representing the minority shareholder’s proportionate interest in the Stendal mill, was €1.3 million of the current year earnings, compared to €1.1 million in 2006.

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Net Income Per Share and Operating EBITDA
     We generated “Operating EBITDA” of €126.2 million and €148.3 million in the year ended December 31, 2007 and 2006, respectively. For a definition of Operating EBITDA, see page 6 of this press release and for a reconciliation of net income to Operating EBITDA, see page 7 of the financial tables included in this press release.
     We reported net income from continuing operations for the year ended December 31, 2007 of €22.4 million, or €0.62 per basic and €0.58 per diluted share, as compared to net income from continuing operations of €69.2 million, or €2.08 per basic and €1.72 per diluted share in 2006.
     In 2007, net income was €22.2 million, or €0.61 per basic and €0.58 per diluted share. In 2006, net income was €63.2 million, or €1.90 per basic and €1.58 per diluted share.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Thursday, February 14, 2008 at 10:00 AM EST. Listeners can access the conference call live and archived through March 14, 2008, over the Internet through a link at the Company’s web site at http://www.mercerint.com/en/newsCurrent.cfm, or at http://www.videonewswire.com/event.asp?id=45063. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will be available approximately two hours after the live call ends until February 21, 2008 at 11:59 p.m. (Eastern Standard Time). The replay number is (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 30961639.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

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     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the Company’s SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099	Financial Dynamics Investors: Eric Boyriven, Alexandra Tramont Media: Scot Hoffman (212) 850-5600
David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099
-FINANCIAL TABLES FOLLOW-

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MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(Euros in thousands)

	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	€84,848	€69,367
Receivables	89,890	75,022
Note receivable, current portion	5,896	7,798
Inventories	103,610	62,857
Prepaid expenses and other	6,015	4,662
Current assets of discontinued operations	—	2,094

Total current assets	290,259	221,800

Long-Term Assets
Cash restricted	33,000	57,000
Property, plant and equipment	933,258	972,143
Investments	96	1
Unrealized foreign exchange rate derivative gain	—	5,933
Deferred note issuance and other costs	5,303	6,984
Deferred income tax	17,624	29,989
Note receivable, less current portion	3,977	8,744

	993,258	1,080,794

Total assets	€1,283,517	€1,302,594

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€87,000	€83,810
Pension and other post-retirement benefit obligations, current portion	493	363
Debt, current portion	34,023	33,903
Current liabilities of discontinued operations	—	1,926

Total current liabilities	121,516	120,002

Long-Term Liabilities
Debt, less current portion	815,832	873,928
Unrealized interest rate derivative losses	21,885	41,355
Pension and other post-retirement benefit obligations	19,983	17,954
Capital leases and other	8,999	7,643
Deferred income tax	18,640	22,911

	885,339	963,791

Total liabilities	1,006,855	1,083,793

SHAREHOLDERS’ EQUITY
Common shares	202,844	195,642
Additional paid-in capital	134	154
Retained earnings	37,419	15,240
Accumulated other comprehensive income	36,265	7,765

Total shareholders’ equity	276,662	218,801

Total liabilities and shareholders’ equity	€1,283,517	€1,302,594

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MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Euros in thousands, except for income per share)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues	€167,146	€160,467	€704,391	€623,977

Costs and expenses
Operating costs	124,506	104,012	548,334	456,604
Operating depreciation and amortization	14,397	14,044	56,400	55,834

	28,243	42,411	99,657	111,539
Selling, general and administrative expenses	9,411	8,605	34,714	34,644
(Sale) purchase of emission allowances	(3,877)	(2,363)	(4,643)	(15,609)

Operating income from continuing operations	22,709	36,169	69,586	92,504

Other income (expense)
Interest expense	(15,092)	(23,162)	(71,400)	(91,931)
Investment income	(1,533)	2,007	4,453	6,090
Foreign exchange gain on debt and distributions	3,729	3,776	10,958	15,245
Realized gain (loss) on derivative instruments	—	1,709	6,820	(3,510)
Unrealized gain on derivative instruments	1,381	33,107	13,537	109,358

Total other (expense) income	(11,515)	17,437	(35,632)	(35,252)

Income before income taxes and minority interest from continuing operations	11,194	53,606	33,954	127,756
Income tax benefit (provision)
Current	(1,293)	(60)	(2,170)	(584)
Deferred	(2,185)	(16,995)	(8,144)	(56,859)

Income before minority interest from continuing operations	7,716	36,551	23,640	70,313
Minority interest	(466)	(7,945)	(1,251)	(1,071)

Net income from continuing operations	7,250	28,606	22,389	69,242
Net (loss) from discontinued operations	(12)	(7,133)	(210)	(6,032)

Net income	7,238	21,473	22,179	63,210

Retained earnings (deficit), beginning of period	30,181	(6,233)	15,240	(47,970)

Retained earnings, end of period	€37,419	€15,240	€37,419	€15,240

Net income per share from continuing operations
Basic	€0.20	€0.85	€0.62	€2.08

Diluted	€0.18	€0.66	€0.58	€1.72

Net income per share
Basic	€0.20	€0.63	€0.61	€1.90

Diluted	€0.18	€0.50	€0.58	€1.58

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MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Euros in thousands)
The terms of the indenture governing our 9.25% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the three months and years ended December 31, 2007 and 2006, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and our Rosenthal and Celgar mills. The Restricted Group excludes the Stendal mill and up to December 31, 2006 the discontinued paper operations.

	December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€59,371	€25,477	€—	€84,848
Receivables	37,482	52,408	—	89,890
Note receivable, current portion	589	5,307	—	5,896
Inventories	63,444	40,166	—	103,610
Prepaid expenses and other	3,714	2,301	—	6,015

Total current assets	164,600	125,659	—	290,259
Cash restricted	—	33,000	—	33,000
Property, plant and equipment	385,569	547,689	—	933,258
Other	5,399	—	—	5,399
Deferred income tax	10,852	6,772	—	17,624
Due from unrestricted group	57,457	—	(57,457)	—
Note receivable, less current portion	3,977	—	—	3,977

Total assets	€627,854	€713,120	€(57,457)	€1,283,517

LIABILITIES
Current
Accounts payable and accrued expenses	€43,621	€43,379	€—	€87,000
Pension and other post-retirement benefit obligations, current portion	493	—	—	493
Debt, current portion	—	34,023	—	34,023

Total current liabilities	44,114	77,402	—	121,516
Debt, less current portion	273,589	542,243	—	815,832
Due to restricted group	—	57,457	(57,457)	—
Unrealized derivative loss	—	21,885	—	21,885
Capital leases and other	27,016	1,966	—	28,982
Deferred income tax	4,553	14,087	—	18,640

Total liabilities	349,272	715,040	(57,457)	1,006,855

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	278,582	(1,920)	—	276,662

Total liabilities and shareholders’ equity	€627,854	€713,120	€(57,457)	€1,283,517

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MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
(Euros in thousands)

	December 31, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€39,078	€30,289	€—	€69,367
Receivables	38,662	36,360	—	75,022
Note receivable, current portion	620	7,178	—	7,798
Inventories	41,087	21,770	—	62,857
Prepaid expenses and other	2,352	2,310	—	4,662
Current assets from discontinued operations	—	2,094	—	2,094

Total current assets	121,799	100,001	—	221,800
Cash restricted	—	57,000	—	57,000
Property, plant and equipment	408,957	563,186	—	972,143
Other	8,155	4,763	—	12,918
Deferred income tax	14,316	15,673	—	29,989
Due from unrestricted group	51,265	—	(51,265)	—
Note receivable, less current portion	5,023	3,721	—	8,744

Total assets	€609,515	€744,344	€(51,265)	€1,302,594

LIABILITIES
Current
Accounts payable and accrued expenses	€46,475	€37,335	€—	€83,810
Pension and other post-retirement benefit obligations, current portion	363	—	—	363
Debt, current portion	—	33,903	—	33,903
Current liabilities from discontinued operations	—	1,926	—	1,926

Total current liabilities	46,838	73,164	—	120,002
Debt, less current portion	293,781	571,840	—	865,621
Due to restricted group	—	51,265	(51,265)	—
Unrealized derivative loss	—	41,355	—	41,355
Capital leases and other	22,115	11,789	—	33,904
Deferred income tax	2,832	20,079	—	22,911

Total liabilities	365,566	769,492	(51,265)	1,083,793

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	243,949	(25,148)	—	218,801

Total liabilities and shareholders’ equity	€609,515	€744,344	€(51,265)	€1,302,594

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MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Euros in thousands)

	Three Months Ended December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€90,481	€76,665	€—	€167,146

Operating costs	70,547	53,959	—	124,506
Operating depreciation and amortization	7,581	6,816	—	14,397
Selling, general and administrative expenses	6,336	3,075	—	9,411
(Sale) purchase of emission allowances	(1,302)	(2,575)	—	(3,877)

Operating income from continuing operations	7,319	15,390	—	22,709

Other income (expense)
Interest expense	(7,058)	(8,981)	947	(15,092)
Investment income	1,542	(2,128)	(947)	(1,533)
Foreign exchange gain on debt and distributions	3,821	(92)	—	3,729
Derivative financial instruments, net	—	1,381	—	1,381

Total other (expense) income	(1,695)	(9,820)	—	(11,515)

Income before income taxes and minority interest from continuing operations	5,624	5,570	—	11,194
Income tax provision
Current	(925)	(368)	—	(1,293)
Deferred	(570)	(1,615)	—	(2,185)

Income before minority interest from continuing operations	4,129	3,587	—	7,716
Minority interest	—	(466)	—	(466)

Net income from continuing operations	€4,129	€3,121	€—	€7,250
Net loss from discontinued operations	€(12)	€-	€—	€(12)

Net income	€4,117	€3,121	€—	€7,238

	Three Months Ended December 31, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€95,456	€65,151	€(140)	€160,467

Operating costs	70,738	32,704	—	103,442
Operating depreciation and amortization	7,239	6,807	—	14,046
Selling, general and administrative expenses	5,203	3,970	—	9,173
(Sale) purchase of emission allowances	(1,282)	(1,081)	—	(2,363)

Operating income from continuing operations	13,558	22,751	(140)	36,169

Other income (expense)
Interest expense	(9,752)	(14,315)	905	(23,162)
Investment income	2,056	856	(905)	2,007
Foreign exchange gain on debt and distributions	3,776	—	—	3,776
Derivative financial instruments, net	—	34,816	—	34,816

Total other (expense) income	(3,920)	21,357	—	17,437

Income (loss) before income taxes and minority interest from continuing operations	9,638	44,108	(140)	53,606
Income tax provision
Current	32	(92)	—	(60)
Deferred	(3,004)	(13,991)	—	(16,995)

Income (loss) before minority interest from continuing operations	6,666	30,025	(140)	36,551
Minority interest	—	(7,945)	—	(7,945)

Net income (loss) from continuing operations	€6,666	€22,080	€(140)	€28,606
Net loss from discontinued operations	€—	€(7,133)	€—	€(7,133)

Net income (loss)	€6,666	€14,947	€(140)	€21,473

(5)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
(Euros in thousands)

	Year Ended December 31, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€401,251	€303,140	€—	€704,391

Operating costs	315,836	232,498	—	548,334
Operating depreciation and amortization	28,661	27,739	—	56,400
Selling, general and administrative expenses	21,650	13,064	—	34,714
(Sale) purchase of emission allowances	(1,566)	(3,077)	—	(4,643)

Operating income from continuing operations	36,670	32,916	—	69,586

Other income (expense)
Interest expense	(28,472)	(46,653)	3,725	(71,400)
Investment income	5,303	2,875	(3,725)	4,453
Foreign exchange gain on debt and distributions	10,629	329	—	10,958
Derivative financial instruments, net	—	20,357	—	20,357

Total other (expense) income	(12,540)	(23,092)	—	(35,632)

Income before income taxes and minority interest from continuing operations	24,130	9,824	—	33,954
Income tax provision
Current	(1,394)	(776)	—	(2,170)
Deferred	(5,034)	(3,110)	—	(8,144)

Income before minority interest from continuing operations	17,702	5,938	—	23,640
Minority interest	—	(1,251)	—	(1,251)

Net income from continuing operations	€17,702	€4,687	€—	€22,389
Net loss from discontinued operations	€(210)	€-	€—	€(210)

Net income	€17,492	€4,687	€—	€22,179

	Year Ended December 31, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€360,986	€262,991	€—	€623,977

Operating costs	280,837	175,767	—	456,604
Operating depreciation and amortization	27,819	28,015	—	55,834
Selling, general and administrative expenses	22,861	11,783	—	34,644
(Sale) purchase of emission allowances	(4,933)	(10,676)	—	(15,609)

Operating income from continuing operations	34,402	58,102	—	92,504

Other income (expense)
Interest expense	(34,354)	(61,137)	3,560	(91,931)
Investment income	5,316	4,334	(3,560)	6,090
Derivative financial instruments, net	—	105,848	—	105,848
Foreign exchange gain on debt and distributions	15,245	—	—	15,245

Total other (expense) income	(13,793)	49,045	—	35,252

Income before income taxes and minority interest from continuing operations.	20,609	107,147	—	127,756
Income tax provision
Current	(290)	(294)	—	(584)
Deferred	(10,968)	(45,891)	—	(56,859)

Income before minority interest from continuing operations	9,351	60,962	—	70,313
Minority interest	—	(1,071)	—	(1,071)

Net income from continuing operations	€9,351	€59,891	€—	€69,242
Net loss from discontinued operations	€—	€(6,032)	€—	€(6,032)

Net income	€9,351	€53,859	€—	€63,210

(6)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
(Unaudited)
(Euros in thousands)

	Three Months Ended
	December 31,
	2007	2006
Net income from continuing operations	€7,250	€28,606
Minority interest	466	7,945
Income taxes	3,478	17,055
Interest expense	15,092	23,162
Investment expense (income)	1,533	(2,007)
Unrealized foreign exchange gain on debt	(3,729)	(3,776)
Derivative financial instruments, net gain.	(1,381)	(34,816)

Operating income from continuing operations	22,709	36,169
Add: Depreciation and amortization	14,461	14,044

Operating EBITDA(1)	€37,170	€50,213

	Year Ended
	December 31,
	2007	2006
Net income from continuing operations	€22,389	€69,242
Minority interest	1,251	1,071
Income taxes	10,314	57,443
Interest expense	71,400	91,931
Investment income	(4,453)	(6,090)
Unrealized foreign exchange gain on debt	(10,958)	(15,245)
Derivative financial instruments, net gain.	(20,357)	(105,848)

Operating income from continuing operations	69,586	92,504
Add: Depreciation and amortization	56,658	55,834

Operating EBITDA(1)	€126,244	€148,338

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

(7)

MERCER INTERNATIONAL INC.
COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
(Unaudited)
(Euros in thousands)

	Three Months Ended
	December 31,
	2007	2006
Restricted Group
Net income	€4,129	€6,666
Income taxes	1,495	2,972
Interest expense	7,058	9,752
Investment and other income	(1,542)	(2,056)
Unrealized foreign exchange gain on debt	(3,821)	(3,776)

Operating income from operations	7,319	13,558
Add: Depreciation and amortization	7,648	7,239

Operating EBITDA(1)	€14,967	€20,797

	Year Ended
	December 31,
	2007	2006
Restricted Group
Net income	€17,702	€9,351
Income taxes	6,428	11,258
Interest expense	28,472	34,354
Investment and other (income)	(5,303)	(5,316)
Unrealized foreign exchange gain on debt	(10,629)	(15,245)

Operating income from operations	36,670	34,402
Add: Depreciation and amortization	28,919	27,819

Operating EBITDA(1)	€65,589	€62,221

(1)	Operating EBITDA does not reflect the impact of a number of items that affect net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

(8)

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